UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2006

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Item 7.01	Regulation FD Disclosure

On November 9, 2006, Plains Exploration & Production Company (PXP) issued a press release announcing third quarter 2006 results. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein. In connection with such release, PXP has prepared investor slides, which are furnished herewith as Exhibit 99.2 and are incorporated by reference herein.

Pursuant to Item 7.01 we are reaffirming our previous guidance for 2006. In addition, in this Form 8-K PXP is furnishing pursuant to Items 2.02 and 7.01 its estimates of certain operating results for the year ended December 31, 2007.

Statement Regarding Forward-Looking Statements

This Report on Form 8-K includes forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, there are risks, uncertainties and other factors that could cause actual results to be materially different from those in the forward-looking statements. These factors include, among other things:

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations, including the impact on our earnings as a result of our derivative positions;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market, industry or business conditions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information. See Item 1A. – “Risk Factors” and Item 7. – “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Factors That May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2005 for additional discussions of risks and uncertainties.

2007 Capital Budget

The Board of Directors approved a $600 million 2007 capital budget with approximately 50% to be utilized for continued development of PXP’s California oil fields and the balance for high impact exploration projects, primarily targeting the Miocene trend in the Gulf of Mexico. Depending on project timing, as much as $55 million of the 2007 capital budget may be spent in late 2006.

Disclosure of Full Year 2007 Estimates

The following table and accompanying notes reflect current estimates of certain results for the full year 2007 for PXP. These estimates are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and our future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and estimates can or will be met. Any number of factors could cause actual results to differ materially from those in the following table and accompanying notes, including but not limited to the factors discussed above. The estimates set forth below are given as of the date hereof only based on information available as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, and we encourage you to review such filings.

Plains Exploration & Production Company

2007 Operating Guidance

2007
Estimated Production Volumes (MBOE/day)
Production volumes sold (1)	52.0 - 58.0
% Oil	92%
% Gas	8%
Price Realization % of Index (unhedged)
Oil - NYMEX	82% - 86%
Gas - Henry Hub	95% - 100%
Production Costs per BOE (1)
Lease operating expenses	$8.40 - $9.30
Steam gas costs (2)	$4.80 - $5.30
Electricity	$2.00 - $2.20
Production and ad valorem taxes	$1.15 - $1.30
Gathering and transportation	$0.03 - $0.05
Capital Expenditures (in thousands)	$600,000

(1)	Production costs per BOE are calculated using production volumes sold.

(2)	Steam gas costs assume a base SoCal Border index price of $7.25 per MMBtu.

The purchased volumes are anticipated to be 40,000 - 44,000 MMBtu per day.

The information presented herein under Item 2.02 and Item 7.01 shall not be deemed “filed” under the Securities Exchange Act 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreements with Winston M. Talbert and Doss R. Bourgeois

PXP entered into an employment agreement with each of Messrs. Talbert and Bourgeois on November 8, 2006, each having an initial term of three years beginning the date of the agreement, although it may be terminated earlier under certain circumstances. The term of each agreement will be automatically renewed and extended for a period of 24 months commencing on the annual anniversary of the effective date and on each successive day thereafter.

Pursuant to the employment agreements, each executive is entitled to a base salary of $500,000 and will be eligible for a target bonus of $500,000, subject to the attainment of individual and company performance goals.

Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. The executive is also entitled to personal use of PXP’s aircraft in accordance with PXP’s policy for such use by senior executives. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then the executive will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). Amounts payable upon termination will not be paid until six months following separation from service, in accordance with Section 409A of the Internal Revenue Code.

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by PXP without cause, PXP will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards (other than the awards discussed below) will become immediately exercisable and payable in full.

In the event (a) James C. Flores ceases to be Chief Executive Officer of PXP, or (b) the executive is no longer reporting directly to Mr. Flores, and either (i) the executive resigns within six (6) months of (a) or (b) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described in the above paragraph, PXP will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus.

Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards (other than the awards discussed below) will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined in such employment agreement), the executive resigns or is terminated for any reason, then instead of the compensation described in the above paragraphs, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to three years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Equity Grants

On November 8, 2006, each of Messrs. Talbert and Bourgeois was granted an award of 100,000 restricted stock units in connection with their recent promotions. The grant agreement with respect to such awards is consistent with the form of grant agreement filed as Exhibit 10.8 to our Form 10-Q for the quarter ended September 30, 2006 (the “2004 RSU Form of Grant”), with two exceptions. The restricted stock units will vest in full on December 31, 2009, and such award will not vest automatically if PXP terminates the employee without cause or if the executive terminates his employment for good reason. In addition, each of Messrs. Wombwell, Talbert and Bourgeois was granted an award of 100,000 restricted stock units on November 8, 2006. The grant agreement with respect to such awards is consistent with the 2004 RSU Form of Grant except the restricted stock units will vest in full only upon a change in control (as defined in PXP’s 2004 Incentive Plan).

Item 9.01	Financial Statements and Exhibits

(c	)	Exhibit 10.1	Employment Agreement with Winston M. Talbert.

		Exhibit 10.2	Employment Agreement with Doss R. Bourgeois.

		Exhibit 99.1	Plains Exploration & Production Company press release dated November 9, 2006.

		Exhibit 99.2	Presentation dated November 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: November 13, 2006	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 10.1	Employment Agreement with Winston M. Talbert.

Exhibit 10.2	Employment Agreement with Doss R. Bourgeois.

Exhibit 99.1	Plains Exploration & Production Company press release dated November 9, 2006.

Exhibit 99.2	Presentation dated November 2006.